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                                                                     EXHIBIT 4.7


                                   DEBENTURE

$2,000,000.00                                                      July 13, 1995

                                   ARTICLE 1

                           PRINCIPAL SUM AND INTEREST

1.1      PRINCIPAL SUM AND INTEREST

                 For value received STRIKER PAPER CANADA, INC. (hereinafter called the "Company") having its chief executive office at 100 Ormond Street South, Thorold, Ontario (Fax #:(905) 227-8385) shall pay to the order of North American Trust Company (hereinafter called "North American") on demand the sum of TWO MILLION Dollars ($2,000,000.00) in lawful money of Canada at the office of North American at 2 King Street East, Hamilton, Ontario, L8N 1A3 (Fax #:
905-525-2766) or such other place as North American may from time to time designate, together with interest on the principal sum at the rate of 25% per annum, both before and after default and judgment.

                                   ARTICLE 2

                                 INTERPRETATION

2.1      DEFINITIONS

                 As used herein the following expressions shall have the following meanings:

"ADJUSTED PRE-TAX EARNINGS" of the Company means the sum of (a) the net income of the Company for the period in question, after extraordinary items, capital gains and capital losses but before provision for taxes respecting such income, and (b) amounts paid to the Management Group and deducted from income of the Company for the period in question, to the extent such amounts have been either
(i) applied to subscribe for share capital of the Company, or (ii) advanced to the Company and effectively postponed in favour of North American;

"AFFILIATE" has the meaning ascribed to such term in the Business Corporations Act or the Company Act, as the case may be, of the Applicable Province, including the corporations referred to as Affiliates in Schedule "E" hereto;

"ANNUALIZED CASH FLOW" means the Cash Flow for the period in question, divided by the proportion which the period in question is of the financial year in which the period occurs;

"APPLICABLE PROVINCE" means the province where the office of North American referred to herein is located;

"BUSINESS DAY" means any day except Saturday, Sunday or a statutory holiday;

"CAPITAL EXPENDITURE" means any expenditure which would be chargeable to capital or fixed asset accounts and includes the total of all instalments of rental expressed to be payable during the whole term of each lease of personal property which would be classified as a capital lease;

"CASH FLOW" of the Company for any period means the after-tax profit of the Company for the period:

         (a)     plus depreciation and amortization;
         (b) less profit or plus loss resulting from the recognition of the Company's minority interest in investments;
         (c)     plus deferred income tax;
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         (d)     less capitalized expenses;
         (e)     plus after-tax portion of management bonuses;
         (f)     less gain or plus loss on the sale of fixed assets; and
         (g) less the minority shareholders' share of losses or plus the minority shareholders' share of profits from consolidated Subsidiaries as have been deducted or added in determining such profit;

"COMPANY" means STRIKER PAPER CANADA, INC., its successors and permitted assigns;

"CURRENT RATIO" means the ratio of Current Assets to Current Liabilities;

"CURRENT ASSETS" of the Company means the aggregate current assets but excluding amounts owing to the Company by any person not dealing at arm's length with the Company except in respect of credit extended on normal trade terms arising on the sale of Inventory in the ordinary course of business;

"CURRENT LIABILITIES" of the Company means the aggregate liabilities which are payable within twelve months from the date as of which the determination of such liabilities is being made, including the portion of Financial Indebtedness which is due within twelve months from such date, but excluding any amounts effectively postponed in favour of North American, and in the case of Long Term Debt which matures during such period the payments scheduled to be due shall be deemed to be the amount of principal that would have been amortized over that period in accordance with the amortization schedule applicable to the debt if the debt had not matured;

"DEBT SERVICE" of the Company for any period means the aggregate principal payments on Long Term Debt (including, without limitation, the principal component of capital lease obligations) due and payable, or scheduled to be due, during such period;

"ENCUMBRANCE" means any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, hypothec, levy, execution, seizure, attachment, garnishment, right of distress or other claim in respect of property of any nature or kind whatsoever howsoever arising (whether consensual, statutory or arising by operation of law or otherwise) and includes arrangements known as sale and lease-back, sale and buy-back and sale with option to buy-back;

"ENVIRONMENTAL ASSESSMENT" means any inquiry, investigation or report of the environmental condition of the Premises;

"ENVIRONMENTAL LAWS" means all applicable federal, provincial, regional, state, municipal or local laws, common law, statutes, regulations, ordinances, codes, rules, guidelines, requirements, certificates of approval, licences or permits relating to Hazardous Substances or the use, consumption, handling, transportation, storage or Release thereof including without limitation (and in addition to any such laws relating to the environment generally) any such laws relating to public health, occupational health and safety, product liability or transportation;

"ENVIRONMENTAL ORDER" means any prosecution, order, decision, notice, direction, report, recommendation or request issued, rendered or made by any Governmental Authority in connection with Environmental Laws or Environmental Orders;

"EVENT OF DEFAULT" means any one or more of the events set out or referred to in Section 6.1;

"FINANCIAL INDEBTEDNESS" of the Company means the aggregate (without duplication) of the following amounts:

         (a) money borrowed, indebtedness represented by notes payable, and drafts accepted representing extensions of credit (including, as regards any note or draft issued
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                 at a discount, any amount that could reasonably be regarded as being the amortized portion of such discount as at the date of determination);

         (b) all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debentures, notes or other similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money;

         (c) all indebtedness upon which interest charges are customarily paid;

         (d)     net amounts payable pursuant to interest swap arrangements;

         (e) capital lease obligations and all other indebtedness issued or assumed as full or partial payment for property or services or by way of capital contribution;

         (f) all letters of credit and letters of guarantee issued by a financial institution at the request of or for the benefit of the Company;

         (g) any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner, directly or indirectly, of any part or all of any obligation of a type referred to in any of paragraphs (a) to (e) above; and

         (h) any of the foregoing amounts in respect of any Subsidiary of the Company whose accounts are not required under generally accepted accounting principles to be consolidated with the accounts of the Company;

including (without limitation) all Obligations BUT EXCLUDING:

         (i) trade payables, expenses accrued in the ordinary course of business, customer advance payments and deposits received in the ordinary course of business unless the time for due payment of which extends, or is intended to extend, more than twelve months from the date as of which the determination of Financial Indebtedness is being made; and

         (j) indebtedness of the Company which is effectively postponed in favour of North American.

"FUTURE DEBT SERVICE" of the Company for any period means the aggregate principal payments on Long Term Debt (including, without limitation, the principal component of capital lease obligations) scheduled to be due during such period, but in the case of Long Term Debt which matures during such period the payments scheduled to be due shall be deemed to be the amount of principal that would have been amortized over that period in accordance with the amortization schedule applicable to the debt if the debt had not matured;

"GOVERNMENTAL AUTHORITY" means any nation, government, province, state, region, municipality or other political subdivision or any governmental department, ministry, commission, board, agency or instrumentality or other public authority or person, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, and any corporation or other entity owned or controlled (through stock or capital ownership, or otherwise) by any of the foregoing and includes any court of competent jurisdiction;

"GUARANTOR" means any person who has guaranteed the indebtedness of the Company in favour of North American;
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                                                                          Page 4

"HAZARDOUS SUBSTANCE" means any substance, combination of substances or by-product of any substance which is or may become hazardous, toxic, injurious or dangerous to any person, property, air, land, water, flora, fauna or wildlife; and includes but is not limited to contaminants, pollutants, wastes and dangerous, toxic, deleterious or designated substances as defined in or pursuant to any Environmental Laws or Environmental Orders;

"HEAD LEASE" means any lease (whether now existing, presently arising or created in future) whereby the Premises or any part thereof are demised and leased to the Company;

"INSTRUMENT" means this Debenture, any of the Security Documents or any other agreement or instrument (whether now existing, presently arising or created in future) delivered by the Company or by any Guarantor to North American;

"INTEREST COVERAGE" means the ratio of (a) the sum of (i) Adjusted Pre-tax Earnings and (ii) Interest Expense to (b) Interest Expense in respect of any period;

"INTEREST EXPENSE" means the expense for interest and all other charges incurred in respect of all indebtedness of the Company in respect of any period, including all rental expense under each lease which would be classified as a capital lease (other than the principal component thereof);

"INVENTORY" means property of the Company, including vehicles, held for sale or lease or that have been leased or that are to be furnished or have been furnished under a contract of service or that are raw materials, work in process or materials used or consumed in a business or profession;

"LEASE" means any lease (whether now existing, presently arising or created in future) whereby the Premises or any part thereof are demised and leased by the Company to any person;

"LONG TERM DEBT" of the Company means that part of the aggregate liabilities, including Financial Indebtedness, which matures by its terms on, or is renewable at the sole option of the Company to, a date more than 12 months from the date as of which the determination of such liabilities is being made, excluding the portion thereof that is included in Current Liabilities (other than the final payment due in respect of any Long Term Debt);

"MANAGEMENT GROUP" means the directors and officers of the Company from time to time, including the individuals referred to as the Management Group in Schedule "E" hereto;

"MORTGAGED PROPERTY" means all property and assets of the Company whether specifically charged or subjected to the floating charge under Section 3.1 (except as excluded pursuant to Section 3.2);

"NORMAL BUSINESS" has the meaning ascribed thereto in Schedule "E" hereof;

"NORTH AMERICAN" means North American Trust Company, its successors and assigns, and holders from time to time of this Debenture;

"OBLIGATIONS" means all monies now or at any time and from time to time hereafter owing or payable by the Company to North American and all other obligations (whether now existing, presently arising or created in the future) of the Company in favour of North American, and whether direct or indirect, absolute or contingent, matured or not, whether arising from agreement or dealings between North American and the Company or from any agreement or dealings with any third person by which North American may be or become in any manner whatsoever a creditor or other obligee of the Company or however otherwise arising and whether the Company be bound alone or with another or others and whether as principal or surety, including, without limitation, monies payable or obligations arising in connection with the Offer of Finance;


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"OCCUPANTS" means the Company, its tenants and other occupants of any Premises;

"OFFER OF FINANCE" means at any time the prevailing agreement between the Company and North American setting out the terms and conditions applicable to the borrowings by the Company from North American, and for the time being means the letter specified as the Offer of Finance in Schedule "E" hereto;

"PERMITTED ENCUMBRANCES" means the following:

         (A) Title qualifications as set out in the letter of opinion from Mr. William Lambert of Lang Michener to North American Trust Company dated July 24, 1995;

         (a) liens for taxes, assessments, governmental charges or levies not for the time being due and delinquent;

         (b) easements, rights of way or other similar rights in land existing at the date of this Debenture which individually or in the aggregate do not in North American's opinion materially detract from the value of the property concerned or materially impair its use in the operation of the business of the Company;

         (c) rights reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit, or by any statutory provision, to terminate the same or to require annual or other periodic payments as a condition of the continuance thereof;

         (d) any Encumbrance the validity of which is being contested by the Company in good faith by appropriate legal proceedings and in respect of which either

                 (i) security adequate in the opinion of North American has been provided to it to ensure payment of such liens

                 or

                 (ii) North American is of the opinion that such liens are not materially prejudicial to the security hereof;

         (e) any reservations, limitations, provisos and conditions expressed in any original grant from the Crown which do not in North American's opinion materially detract from the value of the property concerned or materially impair its use in the operation of the business of the Company;

         (f) title defects or irregularities which, in the opinion of counsel to North American, are of a minor nature and in the aggregate will not in North American's opinion materially detract from the value of the property concerned or materially impair its use in the operation of the business of the Company;

         (g)     Purchase Money Securities; and

         (h)     the Encumbrances set out in Schedule "C" hereto;

"PERMITTED SUBSTANCES" has the meaning ascribed to such term in Schedule "E" hereto;

"PREMISES" means the lands and premises included in the Specifically Mortgaged Property (including without limitation the lands and premises referred to in Schedule "A" hereto) and any other premises owned or occupied by the Company from time to time;

"PURCHASE MONEY SECURITY" means any Encumbrance given, reserved, created, assumed or arising by operation of law, whether or not in favour of the transferor, after the date hereof to provide or secure, or to provide the Company with funds to pay the whole or any part of, the consideration for the acquisition of tangible personal property other than Inventory where:
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         (a)     the principal amount of such Encumbrance is at least 75% but not greater than 100% of the cost to the Company of all of the property encumbered thereby, and

         (b) the Encumbrance only covers the property being acquired by the Company and includes the renewal, extension or refunding of any such Encumbrance and of the indebtedness represented thereby upon the same property provided that the indebtedness secured thereby and the security therefor are not increased thereby;

"RECEIVER" shall include one or more of a receiver, receiver-manager or receiver and manager of all or a portion of the undertaking, property and assets of the Company appointed by North American pursuant to this Debenture or by or under any judgment or order of a court;

"RELEASE" includes abandon, add, deposit, discharge, disperse, dispose, dump, emit, empty, escape, leach, leak, migrate, pour, pump, release or spill;

"RESTRICTED LEASE" means any lease of real or personal property other than a lease which would be classified as capital lease;

"SECURITY DOCUMENTS" means, collectively, this Debenture and all other agreements and other instruments delivered to North American by the Company (whether now existing or presently arising) for the purpose of establishing, perfecting, preserving or protecting any security held by North American in respect of any Obligations;

"SHAREHOLDER OWNERSHIP" has the meaning ascribed to such term in Schedule "E" hereto;

"SPECIFICALLY MORTGAGED PROPERTY" means all property and assets expressed herein to be now, or which may hereafter become, subject to the fixed and specific charge of this Debenture;

"SUBSIDIARY" means a corporation in which the Company owns, directly and/or indirectly through one or more Subsidiaries, a majority of shares carrying the right to elect at least a majority of the members of the board of directors;

"TANGIBLE NET WORTH" of the Company means the aggregate of share capital, earned and contributed surplus (or less any deficit), plus any indebtedness of the Company which is effectively postponed in favour of North American, less the aggregate of (a) any amount due from its directors, officers, shareholders and Affiliates, (b) the amount of any investments in its Affiliates, (c) intangible assets including (without limitation) goodwill, franchises, copyrights, trademarks and patents, and (d) any appraisal increase credit;

"VOTING CONTROL" means the direct or indirect ownership or control of a sufficient number of outstanding shares of a corporation to elect a majority of its directors; and "Voting Control of the Company" means the Voting Control of the Company stated in the Offer of Finance or such different Voting Control as shall have been effected with the prior written consent of North American; and

"WORKING CAPITAL" means the amount (if any) by which Current Assets exceed Current Liabilities.

2.2      INTERPRETATION

         2.2.1 "THIS DEBENTURE", "HERETO", "HEREBY", "HEREUNDER", "HEREIN", and similar expressions refer to the whole of this Debenture and not to any particular Article, Section, subsection, paragraph, clause, subdivision or other portion hereof.

         2.2.2 The expression "NOT DEALING AT ARM'S LENGTH" has the meaning ascribed to it by the Income Tax Act (Canada).
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         2.2.3   Except as expressly provided herein, terms which are defined in the Personal Property Security Act of the Applicable Province shall have the same meaning where used herein.

         2.2.4 Words importing the singular number only include the plural and vice versa and words importing gender shall include all genders and words importing persons include individuals, partnerships, corporations, trusts, unincorporated associations, joint ventures, Governmental Authorities and other entities.

         2.2.5 All financial or accounting determinations, reports and statements provided for in this Debenture shall be made or prepared in accordance with generally accepted accounting principles applied in a consistent manner and shall, unless otherwise indicated in the Offer of Finance, be made and prepared on a consolidated basis.

         2.2.6 The headings of the Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

         2.2.7   If the Applicable Province is Ontario:

                 (a) if any of the forms or words contained herein are also contained in Column One of Schedule "B" of the Short Forms of Mortgages Act and distinguished by a number therein, this Debenture shall be deemed to include and shall have the same effect as if it contained the form of words in Column Two of Schedule "B" of the said Short Forms of Mortgages Act distinguished by the same number, and this Debenture shall be interpreted as if the Short Forms of Mortgages Act were still in full force and effect;

                 (b) the implied covenants deemed to be included in a charge under subsection 7(1) of the Land Registration Reform Act shall be and are hereby expressly excluded from the terms of this Debenture; and

                 (c) in the event of any inconsistency between the covenants, agreements and obligations of the Company contained or included in this Debenture and the covenants, agreements and obligations of the charges contained in the standard charge terms, if any, prescribed under the said Land Registration Reform Act, the covenants, agreements and obligations of the Company expressly contained or included in this charge shall prevail.

2.3      GOVERNING LAW

                 This Debenture shall be governed by and construed in accordance with the laws of the Applicable Province.

                                   ARTICLE 3

                                    SECURITY

3.1      CHARGE

                 In consideration of the sum of One Dollar ($1.00) now paid to it by North American (receipt of which is hereby acknowledged), and to secure the due payment of the principal, interest and all other moneys from time to time owing upon the security of this Debenture (including all future advances and re-advances), and the performance by the Company
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of all its obligations hereunder, but subject to the exceptions set forth in
Section 3.2, the Company hereby:

         3.1.1 grants, sells, assigns, conveys, transfers, mortgages, pledges and charges, as and by way of fixed and specific mortgage, pledge and charge to and in favour of North American:

                 (a) all lands and other real and immovable property of every nature and kind whatsoever wheresoever situate now owned by or leased to the Company or at any time and from time to time hereafter owned by or leased to the Company, together with all appurtenances, buildings, fixtures (including without limitation erections, fixed machinery and fixed equipment) and tenant improvements presently situated thereon or which may at any time hereafter be constructed or placed thereon or used in connection therewith, including without limitation the property described in Schedule "A" hereto; and

                 (b) all furniture, machinery, equipment, vehicles, and accessories and other goods and chattels of every nature and kind whatsoever wheresoever situate now or at any time and from time to time hereafter owned by the Company, and including without limitation the property described in Schedule "B" hereto; and

         3.1.2 charges with payment to North American of all sums payable hereunder as and by way of a floating charge the whole of the undertaking of the Company and all of its property and assets, real and personal, movable and immovable, tangible and intangible, of every nature and kind whatsoever and wheresoever situate, both present and future (other than property and assets from time to time effectively subjected to the fixed and specific mortgages and charges created hereby or by any instrument supplemental hereto).

3.2      EXCEPTIONS AS TO LEASES

                 The last day of any term of years reserved by any lease, verbal or written, or any agreement therefor, now held or hereafter acquired by the Company is excepted out of the Mortgaged Property, but the Company shall stand possessed of any such reversion upon trust to assign and dispose thereof as North American may direct. Where the giving of a fixed and specific mortgage and charge on any real or personal property held by the Company under lease requires the consent of the lessor of such property, the giving of the fixed and specific mortgage and charge hereunder on such property shall not take effect until such consent is obtained or legally dispensed with but the suspension of the effect of the fixed and specific mortgage and charge on such property shall not affect the fixed and specific mortgage and charge on any other property of the Company.

3.3      ASSIGNMENT OF LEASES AND RENTS

                 As further security as aforesaid, the Company hereby assigns, transfers and sets over unto North American all rents payable from time to time under all Leases, together with the benefit of all covenants, agreements and provisoes contained in the Leases in favour of the Company, including the benefit of all guarantees and indemnities contained therein or related thereto, and hereby grants and mortgages unto North American the reversion to all such Leases.

3.4      HABENDUM
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                 TO HAVE AND TO HOLD the Mortgaged Property and all of the
rights hereby conferred unto North American, its successors and assigns forever, but subject nevertheless to the provisions and with the powers herein set forth.

3.5      CHARGE VALID IRRESPECTIVE OF ADVANCE OF MONEY

                 The mortgages, pledges and charges hereby created shall have effect and be deemed to be effective whether or not the monies or obligations hereby secured or any part thereof shall be advanced or owing or in existence before or after or upon the date of this Debenture and neither the giving of this Debenture nor any advance of funds shall oblige North American to advance any funds or any additional funds. The Company acknowledges that the parties have not agreed to postpone the time for attachment of any of the charges created hereby, including the floating charge created hereby, all of which shall attach upon the execution hereof. The Company acknowledges that value has been given.

3.6      SUPPLEMENTAL INDENTURES

                 The Company shall from time to time on demand by North American execute and deliver such further deeds or indentures supplemental hereto, which shall thereafter form part hereof, for the purpose of mortgaging to North American any property now owned or hereafter acquired by the Company and falling within the description of the Mortgaged Property, for correcting or amplifying the description of any property hereby mortgaged or intended so to be, or for any other purpose not inconsistent with the terms of this Debenture.

3.7      CONTINUING SECURITY

                 Notwithstanding the principal amount expressed to be payable hereunder or the rate of interest stated herein to be payable thereon, this Debenture and any other security given with North American's consent in replacement thereof, substitution therefor or in addition thereto shall be held by North American as general and continuing security for due payment and performance of all Obligations, including without limitation all costs and amounts payable pursuant hereto and interest on the Obligations at the rate or rates applicable thereto in accordance with the Offer of Finance or the prevailing agreement between North American and the Company. Notwithstanding that the principal amount, together with interest thereon, is expressed to be payable hereunder on demand, North American shall not demand payment thereof unless an Event of Default has occurred. If at any time the aggregate amount of all Obligations exceeds the amount expressed herein to be secured hereby, North American may elect and from time to time re-elect as to what portion of the Obligations shall be secured hereby, and in default of any such election this Debenture shall be deemed to secure the last of the Obligations to be satisfied. Any and all payments made at any time in respect of the Obligations and the proceeds realized from any securities held therefor (including moneys realized from the enforcement of this Debenture) may be applied (and reapplied from time to time notwithstanding any previous application) to such part or parts of the Obligations as North American sees fit. North American may hold as additional security hereunder any increase or profits or other proceeds realized from the Mortgaged Property (including money) for such period of time as North American sees fit. The Company shall be accountable for any deficiency and North American shall be accountable for any surplus.

3.8      DEFEASANCE

                 Provided that if the Company, its successors or assigns or any of them, make or cause to be made due payment or performance of all Obligations, without any reduction or abatement, and of all taxes, rates, levies, charges or assessments payable by the Company upon the Mortgaged Property or in respect thereof no matter by whom or by what authority imposed which North American shall have paid or shall have been rendered liable to pay, then everything in this Debenture shall be absolutely null and void and North American shall on request therefor by the Company at that time surrender this Debenture to the Company, but until that time it
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shall remain in full force and effect despite the repayment or satisfaction from time to time of the whole or any part of the Obligations. Nothing in this proviso or this Debenture shall make the Company liable to pay to North American any tax, rate or charge imposed upon North American in respect of the income derived by it in respect of the principal sum hereby secured. North American is the person entitled to receive the money payable hereunder and to give a discharge hereof and to cancel this Debenture.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

4.1      GENERAL REPRESENTATIONS AND WARRANTIES

                 The Company represents, warrants and covenants to and with North American as follows:

         4.1.1   Incorporation and Status

                 The Company is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and has the corporate power and capacity to own its properties and assets and to carry on its business as presently carried on by it or as contemplated in the Offer of Finance to be carried on by it and holds all material licences, permits and assets as are required to own its properties and assets and to carry on business in each jurisdiction in which it does so.

         4.1.2   Power and Capacity

                 The Company has the corporate power and capacity to enter into each of the Security Documents to which it is a party and to do all acts and things as are required or contemplated hereunder or thereunder to be done, observed and performed by it.

         4.1.3   Due Authorization and Enforceability

                 The Company has taken all necessary corporate action to authorize the execution, delivery and performance of each of the Security Documents to which it is a party and each such document constitutes, or upon execution and delivery will constitute, a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject only to the following qualifications:

                 (a) an order of specific performance and an injunction are discretionary remedies, and in particular, may not be available where damages are considered an adequate remedy; and,

                 (b) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights.

         4.1.4   No Contravention

                 The execution and delivery of this Debenture and the other Security Documents and the performance by the Company of its obligations thereunder (i) does not and will not violate any law or any provision of the articles, by-laws, constating documents or other organizational documents of the Company or constitute a breach of any existing contractual or other obligation of the Company or contravene any license or permit to which the Company is subject, (ii) will not result in the creation of, or require the Company to create, any Encumbrance in favour any person other than North American and Ontario Development Corporation pursuant to its May 2, 1995 Offer of Loan Guarantee to Striker Paper Canada, Inc., and (iii) will not result in or permit the acceleration of the maturity of any indebtedness or other obligation of the Company.

         4.1.5   No Consents Required

                 No authorization, consent or approval of, or filing with or notice to, any person is required in connection with the execution, delivery or performance of this Debenture or any of the other Security Documents by the Company.

         4.1.6   Permitted Use

                 The Premises are not subject to any easements (except for minor easements for public utilities for the supply of domestic utility services) or restrictions or covenants that run with the land (except as registered and complied with) or any other restrictions on use whatsoever whether consensual, statutory or by operation of law, except zoning and building by-laws which are complied with.

         4.1.7   Leases

                 With respect to each Lease now existing:

                 (a) the copy of the Lease provided to North American contains the entire agreement between the Company, the lessee and any guarantor, surety or indemnitor respecting the subject matter and there have been no modifications, amendments or extensions thereto or thereof;

                 (b) the Lease is in full force and effect and in good standing; to the best of the Company's knowledge, no lessee, guarantor, surety or indemnitor under or in respect of the Lease has any defence, set-off or counterclaim;

                 (c) no rent or other sum payable under the Lease has been paid in advance except as set out in the Lease.

         4.1.8   Head Leases

                 With respect to each Head Lease now existing:

                 (a) the copy of the Head Lease provided to North American contains the entire agreement between the Company, the lessor and any guarantor, surety or indemnitor respecting the subject matter and there have been no modifications, amendments or extensions thereto or thereof,

                 (b) the Head Lease is in full force and effect and in good standing.

         4.1.9   Financial Statements

                 The financial statements of the Company in the form delivered by the Company to North American have been prepared in accordance with generally accepted accounting principles and fairly, completely and accurately present the financial condition of the Company and the financial information presented therein for the period and as at the date thereof. Since the date of the last financial statements delivered to North American there has been no development which has had or will have a material adverse effect upon the business, property, financial condition or prospects of the Company or upon the ability of the Company to perform its obligations under any of the Security Documents.

         4.1.10  Solvency

                 The Company is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada).

         4.1.11  No Litigation

                 There are no actions, suits, judgments, awards or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court or government department, commission, board, agency or instrumentality, domestic or foreign, or before any other authority, or before any arbitrator of any kind, which would, if determined adversely to the Company, materially adversely affect its business, property, financial condition or prospects or its ability to perform any of the provisions of any Security Document to which it is a party or which purports to affect the legality, validity or enforceability of any Security Document, and the Company is not in default with respect to any judgment, order, writ, injunction, award, rule or regulation of any Governmental Authority or any arbitrator, which individually or in the aggregate results in any such material adverse effect.

         4.1.12  No Default

                 The Company is not in default or breach under any material commitment or obligation (including, without limitation, obligations in relation to Financial Indebtedness) or under any order, writ, decree or demand of any Governmental Authority or with respect to any leases, licences or permits to own and/or operate material properties and assets or to carry on business and there exists no state of facts which, after notice or the passage of time or both, would constitute such a default or breach; and there are not any proceedings in progress, pending or threatened, which may result in the revocation, cancellation, suspension or any adverse modification of any such leases, licences or permits.

         4.1.13  All Material Information Supplied

                 The Company has provided to North American all material information relating to the financial condition, business and prospects of the Company and the Guarantors (if any) and all such information is true, accurate and complete in all material respects.

         4.1.14  Serial Numbered Goods and Fixtures

                 Full particulars (including serial number) of each motor vehicle, trailer, mobile home, boat, outboard motor and aircraft in which the Company has rights and which is not Inventory are set out in Schedule "B" hereto. None of the goods comprised in the Mortgaged Property are fixtures except any fixtures that are described so that they may be readily identified in Schedule "B" hereto and that are affixed or attached to the Premises described in Schedule "A" hereto.

         4.1.15  Consumer Goods

                 None of the Mortgaged Property now owned or hereafter acquired is now or shall at any time be Consumer Goods of the Company.

4.2      ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

                 The Company represents, warrants and covenants to and with North American as follows:

         4.2.1 The Mortgaged Property and the operations of the Occupants now and will at all times in future comply in all material respects with all Environmental Laws and Environmental Orders.

         4.2.2 After due and diligent inquiry, it has been found that, except for Permitted Substances necessary to the carrying on of the Normal Business of the Company, there is no Hazardous Substance on or in any of the Premises, no Hazardous Substance has ever been used, stored, located or Released on or in any of the Premises, no part of the Premises is or has ever been contaminated by any Hazardous Substance.

         4.2.3 After due and diligent inquiry and save and except as expressly set out in the Jacobs Engineering report dated June 30, 1995 as delivered to North American it has been found that there are no:

                 (a)      underground or above-ground storage tanks;

                 (b)      asbestos or material containing asbestos;

                 (c) urea formaldehyde or material containing urea formaldehyde;

                 at, on or under the Premises and none of the foregoing will at any time in future be placed, installed or Released at, on or under the Premises without the prior written consent of North American.

         4.2.4 Any underground or above-ground storage tanks located at, on or under the Premises which have been approved by North American have been identified, registered, constructed, operated and maintained as required by Environmental Laws and Environmental Orders and they are presently in a state of good condition and repair, have not leaked and are not presently leaking any of their contents.

         4.2.5 There is no judicial or administrative proceeding or investigation pending and no Environmental Order has been issued or, to the best of the Company's knowledge, threatened concerning the possible violation of any Environmental Laws or Environmental Orders by any of the Occupants, by any of the operations of the Occupants or otherwise in relation to the Mortgaged Property.

         4.2.6 To the best of the Company's knowledge (after due and diligent inquiry), no condition exists as to any parcel of real property contiguous to or in close proximity with the Premises which would require a qualification to any of the representations or warranties in this Section if such condition applied to the Premises.

         4.2.7 Except for Permitted Substances necessary to the carrying on of the Normal Business of the Company, no Hazardous Substance shall be brought onto or used on or in any part of the Premises without the prior written consent of North American and any Hazardous Substance brought onto or into any part of the Premises or used by any person on or in any part of the Premises shall be transported, used and stored only in accordance with all Environmental Laws, other lawful requirements, prudent industrial standards (including without limitation any published environmental standards of any applicable industry association) and any requirements of applicable insurance policies.

         4.2.8 The Company has created, properly organized and maintained all documentation and records concerning environmental matters as required by any Environmental Laws or Environmental Orders and will maintain such documentation and records at all times in future as aforesaid.

         4.2.9 The Company has provided to North American any Environmental Assessment and related documentation concerning any of the Premises in its possession or control and shall promptly provide to North American any such material as the Company may obtain in future.

         4.2.10  The Company shall promptly notify North American if it:

                 (a) receives notice from any Governmental Authority of any violation or potential violation of any Environmental Laws or Environmental Orders, including the Release of a Hazardous Substance, which may have occurred or been committed or is about to occur or be committed;

                 (b) receives notice that any administrative or judicial complaint or Environmental Order has been issued or filed or is about to be issued or filed against any of the Occupants or their representatives alleging violations of any Environmental Laws or Environmental Orders or requiring the taking of any action in connection with any Hazardous Substance;

                 (c) learns of the enactment of any Environmental Laws or the issuance of any Environmental Orders which may have a material adverse effect on the Premises or the operations or the condition, financial or otherwise, of any of the Occupants; or

                 (d) knows of or suspects that any Hazardous Substance (other than a Permitted Substance necessary to the carrying on of the Normal Business of the Company) has been brought onto any part of the Premises or that there is any actual, threatened or potential Release of any Hazardous Substance (whether or not a Permitted Substance) on, from, in or under any part of the Premises.

         4.2.11 The Company hereby grants to North American and its employees and agents an irrevocable and non-exclusive license, subject to the rights of tenants, to enter any of the Premises to conduct testing and monitoring with respect to Hazardous Substances and to remove and analyze any Hazardous Substance at the cost and expense of the Company (which cost and expense shall be secured hereby).

         4.2.12 The Company shall indemnify North American and hold North American harmless against and from all loss, costs, damages and expenses which North American may sustain, incur or be or become liable for by reason of or arising from the presence, clean-up, removal or disposal of any Hazardous Substance referred to in this section or compliance with Environmental Laws or Environmental Orders relating thereto, including any clean-up, decommissioning, restoration or remediation of the Premises and other affected lands or property (and this indemnification shall survive the satisfaction, release or extinguishment of the indebtedness secured hereby).

4.3      TITLE

                 The Company covenants with North American that, subject only to Permitted Encumbrances, it lawfully owns and is lawfully possessed of the Mortgaged Property and all property and assets indicated by the financial statements which it has delivered to North American to be owned by it and has good right and authority to mortgage and charge the same as provided for herein, free and clear of all Encumbrances (other than Permitted Encumbrances), and it will warrant and defend the title thereto as well as to any other property, rights and interests hereafter acquired by the Company. No person has any agreement or right or option to acquire any of such property (except under unfilled purchase orders accepted in the ordinary course of business for the sale of Inventory).

                                   ARTICLE 5

                            COVENANTS OF THE COMPANY

5.1      GENERAL COVENANTS

                 So long as this Debenture remains outstanding, the Company covenants and agrees as follows:

         5.1.1   To Pay Costs

                 The Company shall pay all costs, charges and expenses of or incurred by North American (a) incidental to the preparation, execution and filing of this Debenture and any other Security Documents and any instruments relating thereto or required by the Offer of Finance (including without limitation any supplemental security or any instrument amending any of the Security Documents), (b) in inspecting the Mortgaged Property or in or about taking, recovering or keeping possession of any of the Mortgaged Property or in any other proceedings taken in enforcing the remedies provided herein or otherwise in relation to this Debenture or the Mortgaged Property, or by reason of non-payment of the moneys hereby secured, (c) the costs of any sale proceedings hereunder, whether such sale prove abortive or not, and (d) the costs of any Receiver with respect to, and all expenditures made by North American or any Receiver in the course of, doing anything hereby permitted to be done by North American or such Receiver (including without limitation any costs and expenditures relating to compliance with the Bankruptcy and Insolvency Act (Canada)). All such costs and expenses and other monies payable hereunder, together with interest at the highest rate applicable to any Obligations, shall be payable on demand and shall constitute a charge on the Mortgaged Property. Without limiting the generality of the foregoing, such costs shall extend to and include any legal costs incurred by or on behalf of North American as between solicitor and own client.

         5.1.2   To Pay Certain Debts

                 The Company shall punctually pay and discharge every obligation, failure to pay or discharge which might result in any lien or charge or right of distress, forfeiture, termination or sale or any other remedy being enforced against the Mortgaged Property and provide to North American when required satisfactory evidence of such payment and discharge, but the Company may on giving North American such security (if any) as North American may require refrain from paying or discharging any obligation so long as it contests in good faith its liability therefor.

         5.1.3   To Maintain Corporate Existence and Security

                 The Company shall:

                 (a)      maintain its corporate existence;

                 (b) diligently preserve all its rights, licences, powers, privileges, franchises and goodwill;

                 (c) observe and perform all of its obligations and comply with all conditions under leases, licences and other agreements to which it is a party or upon or under which any of the Mortgaged Property is held;

                 (d) carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Mortgaged Property and income therefrom;

                 (e) keep proper books of account with correct entries of all transactions in relation to its business;

                 (f) observe and conform to all valid requirements of law and of any Governmental Authority relative to the Mortgaged Property or the, carrying on by the Company of its business;

                 (g) repair and keep in repair and good order and condition all property, including the Mortgaged Property, the use of which is necessary or advantageous in connection with its business;

                 (h) immediately notify North American in writing of any proposed change of name of the Company or of the Company's chief place of business;

                 (i) keep North American constantly informed in writing as to the location of the Mortgaged Property and the books of account and other records of the Company; and

                 (j) effect such registrations as may be required by North American from time to time to protect the security hereof

         5.1.4   Assignment of Leases and Rentals

                 (a) Forthwith after making any Lease the Company will upon request by North American execute and deliver to North American an assignment in North American's usual form of all rents payable under the Lease, the benefit of all covenants, agreements and provisoes therein contained on the part of the tenant to be observed and performed, and the benefit of all such guarantees and indemnities as aforesaid, and the reversion of such Lease, and upon request by North American, the Company will also execute and deliver forthwith to North American all such notices and other documents as may be required in order to render such assignment effectual in law; provided, however, that notwithstanding anything herein contained no Lease made hereafter by the Company without the consent in writing of North American shall have priority over this Debenture; and provided further that nothing herein contained shall make North American responsible for the collection of rents payable under any Lease or for the performance of any covenants, terms or conditions contained in any such Lease and North American shall not by virtue of the provisions of this Debenture be deemed a mortgagee in possession of such Premises and if North American shall receive any rents payable under any such Lease, North American shall be liable to account for only such rents as actually come into its hands, less reasonable collection charges in respect thereof.

                 (b) The Company shall at all times perform and discharge all of the lessor's covenants and obligations under any Lease.

                 (c) The Company shall be permitted to collect and receive the rents as and when they shall become due and payable according to the terms of each of the Leases, unless and until an Event of Default shall occur, in which case North American may give notice in writing to the tenant, subtenant, occupier, licensee or guarantor, advising of default. In such event the Company hereby irrevocably directs such tenant, subtenant, occupier, licensee or guarantor to make payments of rental due after receipt of such notice to North American or as North American may direct, upon being furnished with a true copy of this Debenture and the aforesaid notice in writing, without any further direction or authority being required by such tenant, subtenant, occupier, licensee or guarantor.

                 (d) The Company will not without the written consent of North American terminate, surrender, amend, alter or vary the terms and conditions of the Leases or any of them, reduce any rent provided for under the leases or accept payment of any rent under the Leases before payment is due in accordance with the terms thereof as evidenced by the copies thereof which have been delivered by the Company to North American. Nor shall the Company, without the written consent of North American, waive performance by the tenant under any of the Leases or release any of the said tenants from any obligations under their respective Leases.

                 (e) The Company further agrees that the Company will not lease or agree to lease any part of the Premises except at a rent, on terms and conditions and to tenants which are not less favourable or desirable to the Company than those winch a prudent landlord would expect to receive for the premises to be leased.

         5.1.5   Head Leases

                 (a) The Company shall at all times perform and discharge all of the lessee's covenants and obligations under any Head Lease.

                 (b) The Company will not without the written consent of North American terminate, surrender, amend, alter or vary the terms and conditions of the any Head Lease. Nor shall the Company, without the written consent of North American, waive performance by the landlord under any of the Head Leases or release any of the said landlords from any obligations under their respective Head Leases.

         5.1.6   To Insure

                 The Company shall keep the Mortgaged Property and the operations of the Company insured in such amounts as North American may reasonably require against loss or damage by fire and such other risks as North American may from time to time specify, with insurers approved by North American. The Company shall whenever from time to time requested by North American provide North American with satisfactory evidence of such insurance and any renewal thereof which shall at all times be subject to mortgage clauses in a form approved by North American, and shall at the request of North American forthwith assign, transfer and deliver unto North American the policy or policies of such insurance. Evidence satisfactory to North American of the renewal of every policy of insurance shall be provided to North American at least seven
                 (7) days before the termination thereof.

         5.1.7   To Furnish Proofs

                 The Company shall forthwith on the happening of any loss or damage furnish at its own expense all necessary proofs and do all necessary acts to enable North American to obtain payment of the insurance monies, which, in the sole discretion of North American, may be applied in reinstating the insured property or be paid to the Company or be applied in payment of the monies owing hereunder, whether due or not then due, or paid partly in one way and partly in another.

         5.1.8   Inspection by North American

                 The Company shall allow any employees or authorized agents of North American at any reasonable time to enter the premises of the Company in order to inspect the Mortgaged Property and to inspect the books and records of the Company and make extracts therefrom, and shall permit North American prompt access to such other persons as North American may deem necessary or desirable for the purposes of inspecting or verifying any matters relating to any part of the Mortgaged Property or the books and records of the Company, provided that any information so obtained shall be kept confidential, save as required by North American in exercising its rights hereunder.

         5.1.9   Accounts Receivable

                 Subject to any Permitted Encumbrances thereon, accounts receivable shall be received by the Company in trust for North American; provided that as long as an Event of Default has not occurred the Company may collect and use the accounts receivable in the ordinary course of business.

         5.1.10  Deliver Information

                 The Company shall deliver to North American at the close of each financial year of the Company one copy of its annual financial statements, which unless otherwise indicated in the Offer of Finance shall be prepared on an audited basis by independent auditors of the Company, qualified and entitled to carry on in the Applicable Province the practice of public accounting and auditing, including the balance sheet and statements of income, retained earnings and changes in financial position, together with all supporting schedules. Such financial statements shall be signed by an authorized officer of the Company and shall be accompanied by a detailed report of the auditors (which report shall not be qualified in any material respect). The Company shall deliver such financial statements to North American, together with such other statements and reports as may be required pursuant to the Offer of Finance, within the time periods stipulated therein. The Company shall provide to North American any other information concerning its financial position and business operations which North American may from time to time request.

         5.1.11  Notice of Litigation and Damage

                 The Company will promptly give written notice to North American of (a) all claims or proceedings pending or threatened against the Company which may give rise to uninsured liability in excess of $25,000.00 or which may have a material adverse affect on the business or operations of the Company and (b) all damage to or loss or destruction of any property comprising part of the Mortgaged

                 Property which may give rise to an insurance claim in excess of $25,000; and will supply North American with all information reasonably requested in respect of any such claim.

         5.1.12  Notice of Default

                 The Company will promptly give written notice to North American of the occurrence of any Event of Default or of any event which after notice or lapse of time would constitute an Event of Default.

         5.1.13  Representations and Warranties

                 The representations and warranties made by the Company in
                 Article 4 shall be true and correct on each day that this Debenture or any of the Security Documents remains in force, with the same effect as if such representations and warranties had been made and given on and as of such day (except to the extent any such representation and warranty is expressly limited to a particular date or particular period or time), notwithstanding any investigation made at any time by or on behalf of North American.

         5.1.14  Not to Create Certain Charges

                 The Company shall not, without the prior written consent of North American, create or permit to arise any Encumbrance on any of the Mortgaged Property (other than Permitted Encumbrances), and will not permit any Subsidiary to do the same (except in favour of the Company).

         5.1.15  Not to Sell

                 The Company shall not, except as otherwise permitted hereunder, remove, destroy, lease, sell or otherwise dispose of any of the Mortgaged Property; provided that the Company may sell or otherwise dispose of furniture, machinery, equipment, vehicles and accessories which have become worn out or damaged or otherwise unsuitable for their purposes on condition that it shall substitute therefor, subject to the lien hereof and free from prior liens or charges, property of equal value so that the security hereby constituted shall not thereby be in any way reduced or impaired; and provided further that the Company may sell Inventory in the ordinary course of business and for the purpose of carrying on the same.

         5.1.16  Not to Make Certain Changes

                 The Company shall not without the prior written consent of North American:

                 (a)      change its financial year end;

                 (b) purchase, establish or acquire in any manner any new business undertaking;

                 (c) materially change the nature of the Company's business as presently carried on;

                 (d) amalgamate, consolidate or merge or enter, into a partnership, joint venture or syndicate with any other person, or acquire or establish any Subsidiary;

                 (e) enter into any transaction, or permit any Subsidiary to do so, outside the ordinary active business operations of the Company and its Subsidiaries;

                 (f) acquire or invest in any securities except instruments or securities issued by a financial institution or liquid securities traded on a recognized public securities exchange and acquired only for the Company's cash management purposes or permit any Subsidiary to do so; or

                 (g) remove any of the Mortgaged Property or any of the books of account or other records of the Company from the jurisdiction where presently located.

         5.1.17  Serial Numbered Goods and Fixtures

                 Upon the acquisition by the Company from time to time of rights in any motor vehicles, trailers, mobile homes, boats, outboard motors or aircraft which are not Inventory and which are not fully described in Schedule "B" hereto, or upon repossession by or return to the Company of any such goods, the Company will forthwith give written notice to North American of full particulars (including the serial number) of the same. The Company will not permit goods now or hereafter comprised in the Mortgaged Property to become fixtures unless they are, or are to be, affixed or attached to the Premises described in Schedule "A" hereto and unless the goods are described in Schedule "B" hereto so that they may be readily identified.

                                   ARTICLE 6

                         EVENTS OF DEFAULT AND REMEDIES

6.1      EVENTS OF DEFAULT

                 The occurrence of any of the following events shall constitute an Event of Default under this Debenture:

         6.1.1 if default occurs in payment when due of any principal, interest or other amounts payable under this Debenture;

         6.1.2 if default occurs in payment or performance of any other Obligation (whether arising herein or otherwise);

         6.1.3 if any representation or warranty made by the Company herein or in any other Instrument or in any certificate, statement or report furnished in connection with or pursuant to the Offer of Finance is found to be false or incorrect in any way so as to make it materially misleading when made or when deemed to have been made;

         6.1.4 if default occurs in payment or performance of any obligation in favour of any person to whom the Company is indebted except obligations to trade creditors incurred in the ordinary course of business;

         6.1.5 if default occurs in payment or performance of any obligation (whether now existing, presently arising or created in future) of any Affiliate of the Company in favour of North American;

         6.1.6 if the Company commits an act of bankruptcy or becomes insolvent within the meaning of any bankruptcy or insolvency legislation applicable to it or becomes a bankrupt or a petition or other process for the bankruptcy of the Company is filed or instituted which petition or other process is not validly disputed and defended as required by law fully by the Company within ten (10) days of service of the petition or other process on the Company;

         6.1.7 if any act, matter or thing is done toward, or any action or proceeding is launched, had or taken for, terminating the corporate existence of the Company, whether by winding-up, surrender of charter or otherwise;

         6.1.8 if the Company ceases to carry on its business or makes or proposes to make any sale of its assets in bulk or any sale of its assets out of the usual course of its business;

         6.1.9 if any proposal is made or any petition is filed by the Company under any law having for its purpose the extension of time for payment, composition or compromise of the liabilities of the Company or other reorganization or arrangement respecting its liabilities or if the Company gives notice of its intention to make or file any such proposal or petition including without limitation an application to any court for an order to stay or suspend any proceedings of creditors pending the making or filing of any such proposal or petition;

         6.1.10 if any receiver, administrator or manager of the property, assets or undertaking of the Company or a substantial part thereof is appointed pursuant to the terms of any trust deed, trust indenture, debenture or similar instrument or by or under any judgment or order of any court;

         6.1.11 if any balance sheet or other financial statement provided by the Company to North American pursuant to the provisions hereof is false or misleading in any material respect;

         6.1.12 if the Company permits any sum which has been admitted as due by it or is not disputed to be due by it and which forms, or is capable of being made, a charge upon any of the Mortgaged Property in priority to, or pari passu with, the charge created by this Debenture to remain unpaid for thirty (30) days after proceedings have been taken to enforce the same as such charge;

         6.1.13 if any proceedings are taken to enforce any Encumbrance affecting any of the Mortgaged Property which proceedings are not validly disputed and defended as referred by law fully by the Company within ten (10) days of the Company becoming aware of the proceedings;

         6.1.14 if the validity of any Instrument is brought into question or disputed in whole or in part where the effect of any such invalidity would materially adversely affect the interests of North American hereunder or in connection with the Offer of Finance;

         6.1.15 if any action is taken or power or right be exercised by any Governmental Authority or if any claim or proceeding is pending or threatened by any person which may have a material adverse affect on the Company, its business or operations, its properties or its prospects;

         6.1.16 if in the opinion of North American a material adverse change has occurred in the financial condition or business of the Company which may impair the ability or willingness of the Company to perform its obligations hereunder, under the Offer of Finance or under any other Instrument or if North American considers that the Mortgaged Property is in jeopardy or that North American is insecure;

         6.1.17 if any event occurs with respect to any Guarantor which if a like event had occurred with respect to the Company would have constituted an Event of Default.

6.2      CONSEQUENCES OF AN EVENT OF DEFAULT

         Upon the occurrence of an Event of Default, any obligation of North American to make further loans or advances or extend other credit to the Company shall immediately terminate and all Obligations and all monies secured hereby shall at the option of North American become forthwith due and payable whereupon the floating charge hereby created shall crystallize, all of the rights and remedies hereby conferred in respect of the Mortgaged Property shall become immediately enforceable and any and all additional and collateral securities for payment of this Debenture shall become immediately enforceable.

6.3      ENFORCEMENT

         Upon the happening of any Event of Default North American may by instrument in writing declare that the security hereof has become enforceable and crystallized and North American shall have the following rights and powers:

         6.3.1 to enter into possession of all or any part of the Mortgaged Property;

         6.3.2 to preserve and maintain the Mortgaged Property and make such replacements thereof and additions thereto as it deems advisable;

         6.3.3 to borrow money in the Company's name or in North American's name or to advance North American's own money to the Company, in any case upon such terms as North American may deem reasonable and upon the security hereof;

         6.3.4 to pay or otherwise satisfy in whole or in part any Encumbrances which, in North American's opinion, rank in priority to the security hereof;

         6.3.5 after entry by its officers or agents or without entry to sell, lease or otherwise dispose in any way whatsoever of all or any part of the Mortgaged Property either en bloc or separately at public auction or by tender or by private agreement and at such time or times and on such terms and conditions as North American in its absolute discretion may determine and without any notice to or concurrence of the Company except as may be required by applicable law; and

         6.3.6 by instrument in writing to appoint any person or persons (whether an officer or officers of North American or not) (herein called the "Receiver") of all or any part of the Mortgaged Property and to remove any Receiver so appointed and appoint another or others in his stead.

                 The security of this Debenture may be realized and the rights enforced by any remedy or in any manner authorized or permitted by this Debenture or by law or equity and no remedy for the realization of the security hereof shall be exclusive of or dependent upon any other remedy and all or any remedies may from time to time be exercised independently or in any combination.

                                                                         Page 23
6. 4     DISPOSITION

         Without limiting the generality of the foregoing it shall be lawful for North American:

         6.4.1 to make any sale, lease or other disposition of the Mortgaged Property either for cash or upon credit or partly for one and partly for the other upon such conditions as to terms of payment as it in its absolute discretion may deem proper;

         6.4.2 to rescind or vary any contract for sale, lease or other disposition that North American may have entered into pursuant hereto and resell, release or redispose of the Mortgaged Property with or under any of the powers conferred herein; and

         6.4.3 to stop, suspend or adjourn any sale, lease or other disposition from time to time and to hold the same as adjourned without further notice.

         Upon any such sale, lease or other disposition North American shall be accountable only for money actually received by it. The Company shall be accountable for any deficiency and North American shall be accountable for any surplus. North American may deliver to the purchaser or purchasers of the Mortgaged Property or any part thereof good and sufficient conveyances or deeds for the same free and clear of any claim by the Company. The purchaser or lessee receiving any disposition of the Mortgaged Property or any part thereof need not inquire whether default under this Debenture has actually occurred but may as to this and all other matters rely upon a statutory declaration of an officer of North American, which declaration shall be conclusive evidence as between the Company and any such purchaser or lessee, and the purchaser or lessee need not look to the application of the purchase money, rent or other consideration given upon such sale, lease or other disposition, which shall not be affected by any irregularity of any nature or kind relating to the crystallizing or enforcing of the security hereof or the taking of possession of the Mortgaged Property or the sale, lease or other disposition thereof.

6.5      POWERS OF RECEIVER

         Any Receiver appointed as aforesaid shall have the power without legal process:

         6.5.1 to take possession of the Mortgaged Property or any part thereof wherever the same may be found;

         6.5.2 to carry on the business of the Company or any part thereof in the name of the Company or of the Receiver; and

         6.5.3 to exercise on behalf of North American all of the rights and remedies herein granted to North American,

and without in any way limiting the foregoing the Receiver shall have all the powers of a receiver appointed by a court of competent jurisdiction. Any Receiver shall, so far as concerns responsibility for his acts, be deemed the agent of the Company, and North American shall not be in any way responsible for any misconduct or negligence on the part of any Receiver or any loss resulting therefrom.

6.6      APPLICATION OF MONEYS

         All moneys actually received by North American or by the Receiver in enforcing the security of this Debenture shall be applied, subject to the proper claims of any other person:

         6.6.1 first, to pay or reimburse North American and any Receiver the costs, charges, expenses and advances payable by the Company in accordance herewith;

         6.6.2 second, in or toward the payment to North American of all other moneys owing hereunder or secured hereby in such order as North American in its sole discretion may determine; and

         6.6.3  third, any surplus shall be paid to the Company or its assigns.

6.7      POWERS OF DIRECTORS AND OFFICERS

                Upon North American declaring as aforesaid that the security hereof has become enforceable and crystallized or the Company receiving notice from North American of the taking of possession of any of the Mortgaged Property or of the appointment of a Receiver, all the powers, functions, rights and privileges of the directors and officers of the Company with respect to the property, business and undertaking of the Company shall cease except to the extent specifically continued at any time by North American in writing.

6.8      LIMITATIONS ON LIABILITY

                Neither the provisions of this Debenture nor anything done under or pursuant to the rights, remedies and powers conferred upon North American and the Receiver, whether hereunder or otherwise, will render North American a mortgagee in possession. Neither North American nor any Receiver will be bound to collect, dispose of, realize, enforce or sell any Securities, Instruments, Chattel Paper or Intangibles (including any Accounts) comprised in the Mortgaged Property or to allow any such Mortgaged Property to be sold or disposed of, nor will it be responsible for any loss occasioned by any such sale or other dealing or for any failure to sell or so act, nor will it be responsible for any failure to take necessary steps to preserve rights against others in respect of such Mortgaged Property, nor will it be responsible for any loss occasioned by the failure to exercise any rights in respect of Mortgaged Property within the time limited for the exercise thereof. Neither North American nor the Receiver will be obligated to keep Mortgaged Property separate or identifiable.


                                   ARTICLE 7

                                    GENERAL

7.1      WAIVER

         No act or omission by North American in any manner whatever in the premises shall extend to or be taken to affect any provision hereof or any subsequent breach or default or the rights resulting therefrom save only express waiver in writing. A waiver of default shall not extend to, or be taken in any manner whatsoever to affect the rights of North American with respect to, any subsequent default, whether similar or not. The Company waives every defence based upon any or all indulgences that may be granted by North American.

7.2      OTHER SECURITIES

         The rights of North American hereunder shall not be prejudiced nor shall the liabilities of the Company or of any other person be reduced in any way by the taking of any other security of any nature or kind whatsoever either at the time of execution of this Debenture or at any time hereafter.

7.3      NO MERGER OR NOVATION

         Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Company to pay the moneys hereby secured nor shall the same operate as a merger of any covenant herein contained or of any other Obligation, nor shall the acceptance of any payment or other security constitute or create any novation.

7.4      AMALGAMATION

         The Company acknowledges that if it amalgamates with any other corporation or corporations (a) the Mortgaged Property and the lien created hereby shall extend to and include all the property and assets of each of the amalgamating corporations and the amalgamated corporation and to any property or assets of the amalgamated corporation thereafter owned or acquired, (b) the term, "Company", where used herein shall extend to and include each of the amalgamating corporations and the amalgamated corporation, and (c) the term, "Obligations", where used herein shall extend to and include the Obligations of each of the amalgamating corporations and the amalgamated corporation.

7.5      POWER OF ATTORNEY

         The Company for valuable consideration irrevocably appoints North American and its officers from time to time or any of them to be the attorneys of the Company in the name of and on behalf of the Company to execute and do any deeds, transfers, conveyances, assignments, assurances and things which the Company ought to execute and do under the covenants and provisions herein contained and generally to use the name of the Company in the exercise of all or any of the powers hereby conferred on North American.

7.6      HOLDER MAY REMEDY DEFAULT

         If the Company fails to do anything hereby required to be done by it, North American may, but shall not be obliged to, do such thing and all sums thereby expended by North American shall be payable forthwith by the Company, shall be secured hereby and shall have the benefit of the lien hereby created, but no such performance by North American shall be deemed to relieve the Company from any default hereunder.

7.7      PURCHASE MONEY SECURITY INTEREST

         The Company acknowledges that the security interest in any item of Mortgaged Property and its proceeds shall constitute a purchase-money security interest to the extent it secures Obligations incurred by the Company to enable the Company to acquire rights in such Mortgaged Property. North American hereby reserves title to any item of Mortgaged Property which may be sold by North American to the Company until satisfaction of the Obligations as aforesaid.

7.8      TAXES AND RESERVE REQUIREMENTS

         In case North American is or becomes subject to any tax with respect to payments of principal, interest or other amounts by the Company hereunder or in respect of any of the Obligations (except for taxes on the overall net income of North American) or to any reserve or similar requirement against assets held by, or deposits in or for the account of, or loans by, an office of North American, or to any other condition with respect to this Debenture, and the result of any of the foregoing is to increase the cost to North American of making or maintaining any Obligation or to reduce the income receivable by North American in respect of any Obligation, then the Company shall pay to North American on demand that amount which shall compensate North American for such additional cost or reduction in income. A certificate of North American setting forth the amount of such additional compensation and the basis therefor shall be submitted by North American to the Company and shall be conclusive evidence, in the absence of manifest error, of such amount.

7.9      ADDITIONAL PROVISIONS

         Any provisions set forth in Schedule "D" hereto form part hereof to the same extent and effect as if set forth in the body hereof.

7. 10     NOTICES

         Any notice or written communication given pursuant to or in connection with this Debenture shall be in writing and shall be given by delivering the same personally or by prepaid courier, prepaid registered mail, telex or telecopier, addressed to the party to be notified at the address of such party set out herein or at such other address of which such party has given notice to the other parties hereto. Any such notice shall be conclusively deemed to have been given and received on the day of actual receipt by the addressee or, if given by prepaid registered mail, on the third Business Day following the mailing date (absent a general disruption in postal service.)

7.11     OFFER OF FINANCE

         This Debenture is being issued by the Company to North American pursuant to the terms of the Offer of Finance. All terms and conditions of the Offer of Finance shall remain in full force and effect, except to the extent inconsistent with the provisions of this Debenture in which case the provisions of this Debenture shall govern and prevail.

7.12      RECEIPT

         The Company hereby acknowledges receipt of a true copy of this Debenture and a copy of the financing statement registered under the Personal Property Security Act of the Applicable Province in respect of the security created hereby.

7.13     SUCCESSORS AND ASSIGNS, ETC.

         This Debenture and all its provisions shall enure to the benefit of North American, its successors and assigns, the holders from time to time of this Debenture and shall be binding upon the Company, its successors and assigns. Time shall be in all respects of the essence hereof. Presentment, notice of dishonour, protest and notice of protest hereof are waived.

7.14      CONSOLIDATION

         This Debenture is subject to the doctrine of consolidation and, if the Applicable Province is British Columbia, is subject to such doctrine notwithstanding section 27 of the Property Law Act (British Columbia) as amended or replaced from time to time.

         IN WITNESS WHEREOF the Company has hereunto affixed its Corporate Seal attested by the hands of its proper officers duly authorized in that behalf as of the 13th day of July, 1995.



Name of Company
                                  STRIKER PAPER CANADA, INC.


                                  PER:        /s/ DAVID A. COLLINS
                                      ---------------------------------------
                                      DAVID ALLAN COLLINS, PRESIDENT & C.E.O.


                                  PER:      /s/ MATTHEW DANIEL POND
                                      ---------------------------------------
                                      MATTHEW DANIEL POND, TREASURER & C.F.O.

                                  SCHEDULE "A"

                                 REAL PROPERTY

                               (SECTION 3.1.1(a))

Municipal Address

100 Ormond Street South
Thorold, Ontario
L2V lZ4





Legal Description

Part of Park Lot 5 and Part of Town Lot PP, Plan 898, Part of Township Lot 29, Township of Thorold, Parts of William Street Plan 898, as closed by By-Laws 2455 and 1140 (1988), City of Thorold, Regional Municipality of Niagara, designated as Part 3, Plan 59R-7526. Parts of William Street, Plan 898, as closed by By-Laws 2455 and 1140 (1988) designated as Parts 1 and 2, Plan 59R-7526, City of Tborold, Regional Municipality of Niagara

                                  SCHEDULE "B"

                           MACHINERY EQUIPMENT, ETC.

                               (SECTION 3.1.1(b))

The following goods now located at 100 Ormond Street South, Thorold, Ontario

See Attached

                                                                      APPENDIX A
- --------------------------------------------------------------------------------
                                                Recommended List of Improvements



- --------------------------------------------------------------------------------
 Item  Qty         Description         Duration  Equipment    Materials   Total
                                                              and Labor   Cost
- --------------------------------------------------------------------------------
 A *    1    Sprout Waldron Model       3 weeks   35,000      15,000      50,000
             26H Twin Flow Refiner
             (used if available; new=
             60,000 USD)
- --------------------------------------------------------------------------------
 B *    3    Coil and Shell Assembly    2 weeks   63,000      15,000      78,000
             for Clayton Boiler
- --------------------------------------------------------------------------------
 C *    2    Service Eaton Drives       6 weeks   23,000       3,000      26,000
- --------------------------------------------------------------------------------
 D *    1    New Eaton Drive            3 weeks    2,000       2,000       4,000
             Controller
- --------------------------------------------------------------------------------
 E**   Lot   Wastewater Loop Closure   22 weeks   70,000      30,000     100,000
             (Appendix C)
- --------------------------------------------------------------------------------
 F *    6    Regrind Press Rolls        4 weeks   30,000       6,000      36,000
- --------------------------------------------------------------------------------
 G *    1    New Machine Felt           2 weeks   11,000       2,000      13,000
- --------------------------------------------------------------------------------
 H *    4    New Line Drive Belts       2 weeks    2,000       1,000       3,000
- --------------------------------------------------------------------------------
 I *   Lot   Instrumentation/           2 weeks   25,000      10,000      35,000
             Electrical
             Motor Allowance
- --------------------------------------------------------------------------------
 J *   Lot   Lighting Repairs and       3 weeks               10,000      10,000
             Modifications
- --------------------------------------------------------------------------------
 K *   Lot   Condensate System Repairs  3 weeks    5,000      15,000      20,000
- --------------------------------------------------------------------------------
 L     Lot   New Coordinated           26 weeks  170,000     130,000     300,000
             Electric Machine Drives
             with Control Room
             (Including Demolition
             of Line Drive System)
- --------------------------------------------------------------------------------
 M     Lot   Sawdust Metering System   10 weeks   20,000      20,000      40,000
- --------------------------------------------------------------------------------
 N     Lot   New Electrical Power       4 weeks               25,000      25,000
             Feed
- --------------------------------------------------------------------------------
 O     Lot   New Vacuum Box System     14 weeks   40,000      35,000      75,000
             Upgrade
- --------------------------------------------------------------------------------
             SUBTOTAL                                                    815,000
- --------------------------------------------------------------------------------
 P     Lot   Design Allowance                                            225,000
- --------------------------------------------------------------------------------
 Q     Lot   Startup Assistance                                           40,000
- --------------------------------------------------------------------------------
             SUBTOTAL                                                  1,080,000
- --------------------------------------------------------------------------------
             Contingency (20%)                                           215,000
- --------------------------------------------------------------------------------
             TOTAL                                                     1,295,000
- --------------------------------------------------------------------------------


* To be completed prior to plant start-up
**To be initiated with start-up activities

                                                                      APPENDIX B
- --------------------------------------------------------------------------------
                                                                        Schedule

                                                                      Appendix B

                                                              Schedule of Events


                              STRIKER INDUSTRIES


JACOBS-SIRRINE ENGINEERS


                                1995
                                ------------------------------------------------
Job #16N79300 DATE 1/6/95 BY WS  JAN FEB MAR APR MAY JUN JUL AUG SEP OCT NOV DEC
                                ------------------------------------------------
DESIGN WASTEWATER LOOP            XXXXX
MAKE TIE-IN MODIFICATIONS            XX
PROCURE TANKS, FILTERS, PUMPS        XXXXXXXXX
INSTALLATION                                 XXXXXXX
CHECKOUT/STARTUP                                    XXX

REMOVE & SHIP EATON DRIVES        XX
REFURBISH DRIVES                    XX
SHIP & REINSTALL DRIVES               XX
PROCURE/INSTL NEW CONTROLLER         XXX

REMOVE & SHIP PRESS ROLLS         X
REGRIND PRESS ROLLS                XX
SHIP & REINSTALL PRESS ROLLS         X

PROCURE REFINER                    XX
INSTALL REFINER                      X

PROCURE BOILER COILS               X
INSTALL BOILER COILS                X

PROCURE/INSTL NEW BELTS/FELT        XXXX

START-UP PLANT
  ELECTRICAL/MOTORS CHECKOUT             XX
  FLUSH PIPING/TANKS                     XX
  FIRE BOILERS                            X
  INSPECT/REPLACE INST                   XX
  START PAPER MACHINE                     XX

DESIGN, PROCURE, INSTALL
  ELECTRIC MACHINE DRIVES                   XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

DESIGN, PROCURE, INSTALL
  VACUUM BOXES                              XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

DESIGN, PROCURE, INSTALL
  SAWDUST METERING SYSTEM                   XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

                                                                     APPENDIX C
- --------------------------------------------------------------------------------
                                                 Wastewater System Modifications
                                                                 Equipment Costs



- --------------------------------------------------------------------------------
   Item      Qty                Description                          Allowance
                                                                       (US$)
- --------------------------------------------------------------------------------

    S-2       1      Separator, Sweco, Model XS48S88, 48"              12,000
                     Diameter, Open Top
- --------------------------------------------------------------------------------

    P-2       1      Filter Feed Pump, Sherwood, 1 HP, Centrifugal,     1,275
                     TEFC Drive, 440/3/60 Starter
- --------------------------------------------------------------------------------

    P-12      1      Supply Tank Pump, Sherwood, 3 HP, Centrifugal,     1,575
                     TEFC Drive, 440/3/60 Starter
- --------------------------------------------------------------------------------

    T-7,8     2      Supply Tanks, Carbon Steel, 12' Diameter by 30'    25,000
                     High, Flat Bottom, Cone Top, 25,000 Gallons
                     Each
- --------------------------------------------------------------------------------

    CP-1      1      Control Panel, with Pilot Lights, Relays,           2,615
                     Annunciator and Acknowledge Button
- --------------------------------------------------------------------------------

  LSH-1,2,3   8      Level Switches, Cole-Parmer Catalog Number           220
  LSL-1,2,3          G-077188-20, Float Type, 1" Diameter Float
LAH-1, LAL-1
- --------------------------------------------------------------------------------

   CV-1,2     2      Control Valves, 3" Ball Type, with Pneumatic        1,000
                     Actuator, I/P Converter
- --------------------------------------------------------------------------------

             1 Lot   Construction of Tank Pad, Installation of Above    20,000
                     Equipment, Piping Modifications and Materials,
                     Wiring of Electrical
- --------------------------------------------------------------------------------

             1 Lot   6.5' Tall, 16" Manway, Flat Bottom, 5-Year          5,000
                     Warranty, Freight Included.  Miscellaneous.
================================================================================

                           Total Modification Cost                      68,685

- --------------------------------------------------------------------------------

                                  SCHEDULE "C"

                             PERMITTED ENCUMBRANCES

                                   (SECTION )

PERSONAL PROPERTY SECURITY ACT

Secured Party     Registration Number Collateral Type Motor Vehicle       Amount
- -------------     ------------------- --------------- -------------       ------
                                      All             Included     $1,000,000.00


Ontario Development Corporation
2nd charge on all chattels,
assets and undertaking to the
extent of $1,000,000.00





MORTGAGES

Mortgagee         Registration Number                                Amount
- ---------         -------------------                                ------

Ontario Development Corporation                                   $1,000,000.00
$1,000,000.00 Charge/Mortgage of Land
on 100 Ormond Street South, Thorold Ontario


NONE





OTHER SECURED LIABILITIES

Secured Party     Registration Particulars                                Amount
- -------------     ------------------------                                ------



NONE


BANK INDEBTEDNESS
- -----------------

Encumbrances covering accounts receivable of the Company arising in the ordinary course of business or Inventory to secure repayment of any loan or loans (not exceeding the sum of $NIL in the aggregate) made to the Company by one or more banks to which the Bank Act (Canada) applies.

                                      1.



                                  SCHEDULE "D"

                             ADDITIONAL PROVISIONS

So long as this Debenture remains outstanding, the Company covenants and agrees that, without the prior written consent of North American:

1.1 The Company shall not permit the Current Ratio to fall below the ratio set out below at any time during the period set opposite:

Ratio                     Period (start and end dates inclusive)
- -----                     ------

1.25                      from the present and continuing thereafter

1.2 The Company shall not permit the Working Capital to fall below the amount set out below at any time during the period set opposite:

Amount                    Period (start and end dates inclusive)
- ------                    ------

$250,000.00               from the present and continuing thereafter


1.3 The Company shall not permit the Annualized Cash Flow during any period to fall below 150% of the sum of (a) the Debt Service (plus dividends) for the financial year in which such period occurs and (b) $100,000.00 (being an annual allowance for Capital Expenditures).

1.4 The Company shall not permit the Tangible Net Worth to fall below the amount set out below at any time during the period set opposite:

Amount                    Period (start and end dates inclusive)
- -----                    ------

$6,000,000.00             from the present and continuing thereafter

1.5 The Company shall not permit the Interest Coverage to fall below the ratio set out below at any tune during the period set opposite:

Ratio                     Period (start and end dates inclusive)
- -----                     ------

2 to 1                    from the present and continuing thereafter

1.6 The Company shall not permit the ratio of Financial Indebtedness to Tangible Net Worth to exceed the ratio set out below at any time during the period set opposite:

Ratio                     Period (start and end dates inclusive)
- -----                     ------

1.0 to 1                  from the present and continuing thereafter

1.7 The Company shall not permit Voting Control/Shareholder Ownership to change.

1.8 Save and except for those Capital Expenditures financed by the May 16, 1995 Offer of Finance of North American to the Company. The Company shall not make Capital Expenditures or commitments for Capital Expenditures where the aggregate of all such expenditures and commitments in any financial year would exceed $300,000.00 (net of long term debt incurred for said period).

1.9 The Company shall not create, issue, incur or otherwise become liable upon, directly or indirectly, any Financial Indebtedness or permit any Subsidiary to do so in excess of $300,000.00 in any fiscal year.

1.10 The Company shall not reduce or make any distribution of its capital, or redeem, purchase or otherwise retire or pay for any shares in its present or future capital stock.

1.11 The Company shall not create, allot or issue any shares in its capital, change its capital structure, enter into any agreement, or make any offer, to do so or permit any Subsidiary to do any such thing with respect to the capital or capital structure of such Subsidiary.

1.12 The Company shall not make or repay or guarantee any loan or advance to any person, or endorse or otherwise become surety or guarantor for or upon, or indemnify against loss arising from, the obligations of any person, except by endorsement of negotiable instruments for deposit or collection, and the Company shall not permit any Subsidiary to do any such thing.

1.13 The Company shall not pay salaries, wages, bonuses, benefits, management fees, directors' fees or other remuneration or dividends to any member of the Management Group or any person not dealing at arm's length with any such member where the total amount of all such payments made to all such persons during any financial year exceeds or will exceed the sum of $720,000.00, excluding amounts which have been either (a) applied to subscribe for share capital of the Company, or (b) advanced to the Company and effectively postponed in favour of North American.

1.14 The Company shall not declare or pay any dividends (including stock dividends) upon any present or future capital stock of the Company where the amount of all such dividends declared or paid in any financial year exceeds or will exceed $nil.

1.15 For the purposes of the covenants set out in this Schedule, deferred tax liabilities of the Company (excluding any which are Current Liabilities) shall be added in determining Tangible Net Worth.

1.16     The Company shall not:

         (a)     permit the voting control of the Company to change;

         (b)     enter into any restricted lease;

         (c) dispose of any part or all of its assets in which North American has a security interest;

         (d) grant any charges, security interests or other lien on any of its assets;

         (e) incur any other indebtedness with the exception of payroll and other normal operating expenses;

         (f) amend any material contracts specifically including the approval of any change in the management contracts for its plant operations;

         (g) permit any change in the nature of the business or purpose for which the assets are used;

         (h) pay any dividends or make any form of withdraw that would cause an event of default.

1.17 All covenants set out in this Schedule shall be determined on the basis of the consolidated/combined financial statements and reports of the following companies:

                           STRIKER PAPER CANADA INC.

                                  SCHEDULE "E"

                           MISCELLANEOUS PARTICULARS


1.1      "AFFILIATE" includes the following corporations:

         STRIKER INDUSTRIES, INC.




1.2      "MANAGEMENT GROUP" includes the following persons:

         David Allan Collins
         Matthew Daniel Pond
         Liberato Panunto


1.3      "NORMAL BUSINESS" means the following activities:

         Manufacture and sale of paper and related building products





1.4 "OFFER OF FINANCE" for the time being means the letter of North American to the Company dated the 16th day of May, 1995, as accepted by the Company;


1.5 "PERMITTED SUBSTANCES" means the following materials (being necessary to carry on the Normal Business of the Company):

None




1.6 "SHAREHOLDER OWNERSHIP" means the direct or indirect beneficial ownership of shares of the Company as follows:

Owner                         Class of Shares           Number of Shares
- -----                         ---------------           ----------------
Striker Industries, Inc.         Common                        8,858,800

[PROVINCE OF ONTARIO LOGO]

                            CHARGE/MORTGAGE OF LAND                         B
                     FORM 2 - LAND REGISTRATION REFORM ACT

FOR OFFICE USE ONLY:
691946                                            (1) Registry /X/   Land Titles / /      (2) Page 1 of 40 pages
                                                  ------------------------------------------------------------------------------
CERTIFICATE OF REGISTRATION                       (3) Property      Block           Property            Additional:
CERTIFICAT D'EMREGISTREMENT                           Identifier(s)                                     See
NIAGARA SOUTH/SUD(59)WELLAND                                                                            Schedule   / /
                                                  ------------------------------------------------------------------------------
                                                  (4) Principal Amount
'95 07 27 15 20                                       TWO MILLION___________________________________________________
/s/ ILLEGIBLE
New Property Identifiers                              __________________________________00/100 Dollars $2,000,000.00
                                                   ------------------------------------------------------------------------------
                                                   (5) Description
LAND REGISTRAR/REGISTRATION  Additional:               Part of Park Lot 5 and Part of Town Lot PP, Plan 898, Part of Township
                             See                       Lot 29, Township of Thorold, Parts of William Street Plan 898, as closed by
                             Schedule     / /          By-Laws 2455 and 1140 (1988), City of Thorold, Regional Municipality of
- --------------------------------------------------     Niagara, designated as Part 3, Plan 59R-7526. Parts of William Street,
Executions                                             Plan 898, as closed by By-Laws 2455 and 1140 (1988) designated as
                             Additional:               Parts 1 and 2, Plan 59R-7526, City of Thorold, Regional Municipality of
                             See                       Niagara
                             Schedule    / /
- ---------------------------------------------------------------------------------------------------------------------------------
(6) This       (a) Redescription      (b) Schedule for:                              (7) Interest/Estate Charged
    Document       New Easement                         Additional                       Fee Simple
    Contains       Plan/Sketch   / /  Description /x/   Parties     / /   Other /x/
- ---------------------------------------------------------------------------------------------------------------------------------
(8) Standard Charge Terms - The parties agree to be bound by the provisions in Standard Charge Terms filed as number and the Chargor(s) hereby acknowledge(s) receipt of a copy of these terms.
- ---------------------------------------------------------------------------------------------------------------------------------
(9) Payment Provisions                                                                   See Schedule
    (a) Principal                 (b) Interest                           (c) Calculation
        Amount $2,000,000.00          Rate  See Schedule % per annum         Period
- ---------------------------------------------------------------------------------------------------------------------------------
        Interest    Y      M     D       Payment                          First        Y      M      D
    (d) Adjustment                   (e) Date and                     (f) Payment
        Date         See Schedule        Period      On Demand            Date          See Schedule
- ---------------------------------------------------------------------------------------------------------------------------------
        Last                             Amount
    (g) Payment                      (h) of Each
        Date         See Schedule        Payment     See Schedule     Dollars $
- ---------------------------------------------------------------------------------------------------------------------------------
        Balance                          See Schedule
    (i) Due                          (j) Insurance
        Date         See Schedule                                     Dollars $
- ---------------------------------------------------------------------------------------------------------------------------------
(10) Additional Provisions
                                                                                                               Continued on
                                                                                                               Schedule   / /
- ---------------------------------------------------------------------------------------------------------------------------------
(11) Chargor(s) The chargor hereby charges the land to the chargee and certifies that the chargor is at least eighteen years old and that

- ---------------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------------

The chargor(s) acknowledge(s) receipt of a true copy of this charge.                                           Date of Signature
Name(s)                                                              Signature(s)                              Y       M       D
STRIKER PAPER CANADA, INC.                                           Per: /s/ David A. Collins                 1995    07      13
                                                                     David Allan Collins, President & C.E.O.
                                                                     Per: /s/ Matthew Daniel Pond              1995    07       13
                                                                     Matthew Daniel Pond, Treasurer & C.E.O.
- ---------------------------------------------------------------------------------------------------------------------------------
(12) Spouse(s) of Chargor(s) I hereby consent to this transaction.                                             Date of Signature
     Name(s)                                                         Signature(s)                              Y       M       D

- ---------------------------------------------------------------------------------------------------------------------------------
(13) Chargor(s) Address
     for Service          100 Ormond Street South, Thorold, Ontario
- ---------------------------------------------------------------------------------------------------------------------------------
(14) Chargee(s)
NORTH AMERICAN TRUST COMPANY

- ---------------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------------
(15) Chargee(s) Address
     for Service          2 King Street East, Hamilton, Ontario, L8N 1A3
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                           FOR OFFICE USE ONLY
(16) Assessment Roll Number   Cty.  Mun.  Map  Sub.   Par.                                                        Fees
     of Property               27   31    000  004   16400                                            Registration Fee
- ---------------------------------------------------------------------------------
(17) Municipal Address of Property        (18) Document Prepared by:
     100 Ormond Street South                   Lewis, Brown, Scarfone, Hawkins                        --------------------------
     Thorold, Ontario                          Barristers and Solicitors
     L2V 1Z4                                   Post Office Box 926, Depot One                         --------------------------
                                               Suite 1050, 120 King Street West
                                               Hamilton, Ontario L8N 3P9                              --------------------------
                                               Joseph G. Speranzini, Esq.                             Total
- ---------------------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE 1

CERTAIN ADDITIONAL PROVISIONS

to the attached Charge/Mortgage of Land (the "Charge/Mortgage") between STRIKER PAPER CANADA, INC.
and NORTH AMERICAN TRUST COMPANY ("North American")

Additional Provisions

1. In this Schedule and all other Schedules to the attached Charge/Mortgage of Land: "Charge" means the attached Charge/Mortgage of Land and all Schedules thereto (including this Schedule) as the same may be amended from time to time; "hereof", "hereto", "herein", "hereby" and "hereunder" and similar expressions mean or refer to this Charge as a whole and not to any particular part thereof; "Company" means the chargor named in the Charge; and "North American" means NORTH AMERICAN TRUST COMPANY.

2. By signing this Charge, the Company charges the land described or referred to in Box 5 on page 1 hereof, including all appurtenances, buildings and fixtures now or hereafter situate thereon (the "Property"), as security for the payment by the Company to North American of the principal amount specified in Box 4 on page 1 hereof and all other amounts payable hereunder.

3. This Charge is held by North American as security for the payment of all indebtedness of the Company under the debenture issued by the Company to North American substantially in the form of Schedule 2 hereto. In the event of any default in payment of any part of the said indebtedness North American may at any time during the continuance of any such default exercise all of its rights and remedies hereunder without notice to or control by the Company except where required by law, and any such remedy may be exercised separately or in combination and shall be in addition to and not in substitution for any other rights of North American however created; provided that North American shall not be bound to exercise any such right or remedy. The proceeds of this Charge may be applied by North American on account of such part of the said indebtedness as it chooses without prejudice to North American's claim upon the Company for any deficiency. North American may grant extensions of time or other indulgences, take and give up security, accept compositions, grant releases and discharges and otherwise deal with the Company and with other parties, sureties or security as North American may see fit without prejudice to the liability of the Company or North American's rights in respect of this Charge. Payment to North American of interest for any period in respect of the said indebtedness shall be deemed payment in satisfaction of the interest payment for the same period under this Charge. This Charge shall not operate by way of merger of any of the said indebtedness and no judgment recovered by North American shall operate by way of merger of or in any way affect the security of this Charge which is In addition to and not in substitution for any other security now or hereafter held by North American.

4. The parties hereto agree that all of the terms and provisions contained in Schedule 2 hereto are expressly included in this Charge as if all references to "debenture" and "Charged Premises" in Schedule 2 hereto were references to this Charge and the Property, respectively.

5. The parties hereto agree that upon default by the Company in payment of any amount hereunder North American may, either before or after any entry, sell and dispose of the Property either as a whole or in separate parcels, at a public auction or by tender or by private sale at such time or times as North American may determine, and may make any such sale either for cash or credit or part cash and part credit, and with or without advertisement, and with or without a reserve bid as North American may see fit, and North American may also rescind or vary any contract of sale that may have been entered into and resell with or under any of the powers conferred hereunder and adjourn any such sale from time to time and may execute and deliver to the purchaser or purchasers of the Property or any part thereof a good and sufficient instrument or instruments for the same, the Manager or Acting Manager of North American's branch mentioned in Schedule 2 being hereby constituted the irrevocable attorney of the Company for the purpose of making such sale and executing such instruments, and any such sale made as aforesaid shall be a perpetual bar both in law and in equity against the Company and all other persons claiming the Property or any part thereof by, from, through or under the Company.

6. The parties hereto agree that the covenants deemed to be included in this Charge by sections 7(1)1 and 7(1)2 of the Land Registration Reform Act, 1984 (the "Act") (as varied herein) shall be in addition to, and not in substitution for, the covenants and other provisions set forth in this Charge. In the event of any conflict between any of such implied covenants (as varied herein) and any other covenant or provisions of this Charge, such other covenant or provision shall prevail.

7. The parties hereto agree that the covenant deemed to be included in this Charge by section 7(1)1(iii) of the Act is varied so that such covenant is as follows: "That the chargor has not done, omitted or permitted anything whereby the land is or may be encumbered, except as the chargor has reported to the chargee in writing."

8. The parties hereto agree that the covenants referred to in sections 7(1)1(v), 7(1)1(vi) and 7(1)1(ix) of the Act are excluded from this Charge.

9. The parties hereto agree that the covenant deemed to be included in this Charge by section 7(1)2 of the Act is varied so that such covenant is, as follows: "In a charge of freehold land by the beneficial owner, that the chargor has a good title in fee simple to the land, except as the chargor has reported to the chargee In writing."